Exhibit 99.1

News Release

Superior Announces Departure of Chief Financial Officer

Superior Ended Second Quarter with Liquidity and Net Debt Ahead of Previous Outlook

SOUTHFIELD, MICHIGAN – July 9, 2020 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today announced that Matti Masanovich has resigned from his role as Executive Vice President and Chief Financial Officer, effective August 6, 2020, to accept a new position at Tenneco Inc., a global OEM and aftermarket automotive supplier with 2019 revenue of more than $17 billion.

“We want to thank Matti for his significant contributions and wish him well in his next position. Over his tenure with Superior, Matti has been a key leader for the Company, driving significant operating and cash flow improvement, better positioning Superior for the future,” commented Majdi Abulaban, President and Chief Executive Officer of Superior.

“While it is difficult to leave such a talented team, I am confident that under Majdi’s leadership, Superior will continue to execute on the initiatives implemented to further enhance the Company’s financial strength and liquidity position,” said Mr. Masanovich.

The Company has initiated a comprehensive search to identify a permanent replacement.

Second Quarter 2020 Cash and Liquidity Position and Performance

As previously announced on June 23, 2020, Superior maintains a robust liquidity position, supported by availability on revolving credit facilities and cash on hand. Superior ended the second quarter ahead of its previously issued outlook with net debt of approximately $596 million and available liquidity in excess of $240 million. The outperformance relative to the prior expectation was a result of favorable cash flow actions related to working capital, capital expenditures, and cost initiatives. Superior remains in full compliance with all lending covenants and based on various outlook scenarios, does not anticipate any issues meeting the covenants under the Company’s various lending arrangements.

Superior’s unit shipments declined by 58% for the second quarter of 2020 compared to the prior year period, including strong shipments for June, which declined by 12% compared to June of 2019. As previously announced on June 23, 2020, Superior anticipates net income to be negative and Adjusted EBITDA1 to be slightly negative in the second quarter of 2020.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

[1]	See Non-GAAP Financial Information.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “intend,” “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook”, “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the intention to submit a plan to the NYSE and Superior’s ability to return to compliance of the continued listing standards set forth in Section 802.01B of the NYSE’s Listed Company Manual. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP, this press release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration costs, certain hiring and separation related costs, gains associated with early debt extinguishment and accounts receivable factoring fees.

Management believes this non-GAAP measure is useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses this non-GAAP financial measure for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Contacts:

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com